EXHIBIT 10.3

Amendment to Contract

Title: Root Transformation Gene Expression and Nematode Resistance Studies in Common Beans for Evolutionary Genomics

Principal Investigator:  Dr. Matthew W. Blair (Research Associate Professor) / TSU, Nashville, USA

Visiting Scholar:  Dr. Xue Renfeng (Subdirector Legumes) / LAAS, Shenyang, China

Principal Institution:  Tennessee State University, Department of Agriculture and Natural Sciences, Lawson Hall, 3500 John A. Merritt Blvd. / Nashville TN

 Granting Entity:  Evolutionary Genomics / Lafayette, CO

Principal Grant Contact:  Dr. Walter Messier / Evolutionary Genomics Inc.

Funding Source: Bill and Melinda Gates Foundation

Dates of ammendment:  May 1st 2014 to Sept 30thst 2015 with possibility for extension.

Budget for contract:  $100,000 USD plus 10% overhead as per Bill and Melinda Gates Foundation rules – total $110,000 USD for this request.

Budget items:

Item	First year	Second year	Total
Personnel	24,000	12,000	36,000
Hourly help	11,000	13,000	24,000
Greenhouse supplies	3,000	5,000	8,000
Lab supplies	15,000	12,000	27,000
Travel	3,000	2,000	5,000
Subtotal	56,000	44,000	100,000
Overhead (10%)	3,800	3,200	10,000
Total	41,800	35,200	110,000

Budget Notes:  Personnel:  full time of a visiting scholar for field and lab work paid at rate of $24K/yr; Hourly help:  will be contracted either through subgrant with Auburn Univ. or collaboration with Univ. of Tennessee, Ellington Ag. Station  who have been contacted; Greenhouse Supplies:  pots, soil substrate, fertilizer, herbicides, etc,  Travel: trips to Auburn or Alabama A&M for nematode work and advice, University of Kentucky for VIGS system training and potentially to Boulder or Seattle for meeting with sponsoring company and funding agency;  Overhead:  Bill and Melinda Gates Foundation regulations on overhead rate maximum of 10% for US based research efforts applied to this grant as TSU is American based and will be a sub-grantee of Evolutionary Genomics, Inc. where the same rate is being applied.

Ammendment for root transformation (70 thousand dollars)

1)

Overall Objective

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The overall goal is to implement hairy root transformation in common bean (Phaseolus vulgaris L.) to test EG261-silenced and EG261 – overexpressed construct in bean tissues.  The hairy root system takes advantage of the greater potential of Agrobacterium rhizogenes (Ar) to infect bean roots than A. tumefaciens (At) to infect and transform meristematic shoots.  The other advantage is that in hairy root transformation there is no need for full plant regeneration through tissue culture or axillary bud meristems from germinating seed embryo axes like there is in At transformation.

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Given that EG261 is known to function against a root pest, the nematode Meloidogyne incognita, it is very appropriate to use Ar hairy root transformations to develop a testing system for the gene’s function.  The EG261 transformed hairy root systems can also be used to test for resistance to other root pathogens such as Fusarium spp. root rot and charcoal root rot caused by Macrophomina phaseolicola, both common pathogens in the USA and around the world.  Local isolates of both of these pathogens are being obtained at TSU.  Nematode screening can be conducted on campus as described in the next section.  Root rot diseases such as Fusarium root rot and charcoal root rot can be screened on site at Tennessee State University greenhouse with the help of the plant pathology program.

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This work relates to the objectives 7c and 7d as described in the Evolutionary Genomics proposal scope of work first assigned in 2012 which is quoted here below:

“ Task 7c Knockout and knock-in EG261 (July 31, 2014): Perform ‘knockout’ of EG261 ortholog in resistant varieties of beans. In parallel, ‘knock in' resistant alleles into sensitive varieties, in order to achieve gain-of-resistance phenotype. Finally, using line(s) in which the native EG261 ortholog has been silenced, knock in resistant alleles of EG261 to observe gain-of-resistance phenotype.

Task 7d Knock-in common bean EG261 (July 31, 2014): Knock in soybean EG261 in order to determine if the transformed soybean version of EG2612 shows cross-species effectiveness.

2)

Laboratory Work

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We have increased seed of a standard snap bean variety that can be used for Agrobacterium rhizogenes hairy root transformation.  The name of the variety is Bush Blue Lake (BBL) and is the most commonly grown Asgrow derived variety in the United States.  BBL is found in on-farm production and in home gardens. We currently have approximately 10 Kg of this seed grown from ten plots in a legume yield ceiling experiment grown in 2013.

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Currently resistant and susceptible varieties of common beans exist for Fusarium root rot and for charcoal root rot but are not commonly available for nematodes, with all accessions being susceptible.  Therefore any resistance screening must take into account the need for a knock-in approach in common bean.  We suspect that overexpression of EG261 in the hairy root system will be a useful method of testing the gene.  Gene silencing or knock-out might be tried as a secondary method when resistant genotypes are confirmed for each of the pests and diseases described above.

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Dr. Matthew Blair has recently been assigned a laboratory (Rm 131) for molecular biology and we have access to a common room for tissue culture (Rm 127).  We also have established an office for the visiting scholar Dr. Renfeng Xue and research assistants Ms. Abimbola Allison and Mr. Trevor Johnston in Rm 130 which is adjacent to the lab.  The lab is in the newly built Agricultural Biotechnology building with specifications and photos attached (Annex 1).  The full space available for the project is over 1,500 sq. ft.  An additional common area laboratory is available for DNA work with electrophoresis equipment and gel imaging systems.  In addition, an equivalent lab is across the hall for plant-microbe interactions which is where Dr. Margaret Mmbaga’s lab is located.  We are determining the amount of growth chamber space needed for our experiments and might need to order an incubator or develop a humidity chamber.

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The equipment for transformation is in place since we have two laminar flow hoods and one biosafety level II hood in shared space of the tissue culture room and also in the middle space between the labs of Dr. Matthew Blair and Dr. Suping Zhou.   Available in this same laboratory is an ABI Real time-PCR machine as well as regular Techne and Eppendorf PCR machines and common molecular biology equipment such as a Flask shaker, Ultraspeed Centrifuge, Table-top centrifuges, etc. Finally there is a Meta confocal microscope attached to an Axiovert 200M image capture system for analysis of the hairy roots and gene expression levels.  All other basic tools and equipment can be ordered including:  Paper towels, Aluminum foil, 250 ml Erlenmeyer flasks, Forceps, Pots, Petri dishes (100/15), Bent glass rod in a triangular shape, E-Tubes 1.5, 2.0, 5.0, Falcon Tubes 15, 50 ml, 10, 20, 200 and 100 ul tips, 3 ml syringe Needle (0.8 × 32 mm).

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Dr. Matthew Blair has obtained A. rhizogenes K599 strain from collaborators Dr. Federico Sanchez and Carmen Quinto along with the methodology for hairy root transformation which is already published.   The transformation vector used by these colleagues was based on a moficiation of pCAMBIA1305.1 (Genbank: AF354045).  Therefore, we have also requested the entire set of publically available pCAMBIA vectors from Australia.

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If needed, the EG261 gene can be tested for providing resistance to leaf diseases through a virus induced gene silencing system (VIGS) which Dr. Matthew Blair has requested from the developers of this technology in the University of Kentucky.  The plasmids needed for that work would be pGHopR1 plasmid (RNA1), pGRHanR1 plasmid (RNA1) and pGG7R2-V plasmid (RNA2).  Currently we are requesting APHIS permission for use of this Kentucky based bean virus in Tennessee but will require processing time.  The leaf pathogen Xanthamonas axonopodis pv. phaseoli has been isolated in Nashville from beans and is stored in the Plant Pathology laboratory so will make a good candidate disease to test when measuring the effect of EG261.

3)

Materials and Methods

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The experimental procedure will be based on the method of Estrada-Navarrete et al. (2006) entitled “Agrobacterium rhizogenes Transformation of the Phaseolus spp. :  A tool for Functional Genomics” published in Molecular Plant Microbe Interactions.  The protocol for this work was further fleshed out in Estrada-Navarrete et al. (2007) with the tile “Fast, Efficient and reproducible gentetic transformation of Phaseolus spp. By Agrobacterium rhizogenes” published in Nature Protocols.

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We will purchase all of the chemicals needed for the trials including 96% ethanol, 6% sodium hypochlorite solution, Solid LB medium, Liquid LB medium, Glycerol, Liquid PY medium, Peptone, Yeast Extract, Sodium Chloride, Agar, Boric acid, Calcium Chloride, Cobalt sulfate, Copper sulfate, Iron citrate, Magnesium sulfate, Manganese sulfate, Nalidixic acid/Sodium hydroxide, Potassium di-hydrogen phosphate, Potassium nitrate, Potassium sulfate, Sodium molybdate, Zinc sulfate.  We may need to buy 0.05% (v/v) plant preservative mixture (PPM) / sterile H2O (Plant cell Technology Inc.).  Bacteria and positive plants will be managed with Rifampicin/di-methyl-sulfoxide stock solution selection.

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The potting of the BBL seed will be in small jiffy pots with vermiculite mixed with sterilized peat moss.  The seedlings (at five days after germination) will inoculated by syringe wounding in the hypocotyl below the cotyledonary nodes with 10 to 15 ul of a fresh culture of A. rhizogenes.  Transfer of plugs may be to larger pots with regular greenhouse potting mix.

N stock solution

Personnel, Equipment and Supplies:

All of the above activities will be supported by Dr. Blair, who is full-time research associate profressor at TSU and Dr. Xue, the visiting scholar from China (Shenyang city in Liaoning province which is a major bean and legume production area near the coast of China Sea).  We can also obtain TSU graduate students and undergraduates to help with tissue culture and seedling growth.  A research assistant, Mr. Trevor Johnston from Nashville USA can transition from the field to the laboratory along with the first research assistant involved in cowpea phenotyping, Ms. Abimbola Allison who is from Nigeria.  Additional students have been or can be trained in plant breeding and plant pathology and will be mostly from sub-Saharan Africa, China or India, thanks to the established group of Dr. Margaret Mmbaga and Dr. Suping Zhou.   A research assistant will have been hired as of end of August.  The research assistant is from Nigeria and graduated from an MSc in Agricultural production specializing in biofuels and nutrient analysis (Ms. Abimbola Allison).  Gender balance will be considered in carrying out this project as will the potential for a multiplying effect from the trainees and researchers involved.

Amendment for nematode testing (30 thousand dollars)

1)

Explanation of Objectives

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The goal of this section is to test root systems of common bean (Phaseolus vulgaris L.) transformed with  EG261-silenced and EG261 – overexpressed constructs for resistance to root knot nematodes Meloidogyne incognita

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The hairy root system takes advantage of the greater potential of Agrobacterium rhizogenes (Ar) to infect bean roots than A. tumefaciens (At) to infect and transform meristematic shoots.  The other advantage is that in hairy root transformation there is no need for full plant regeneration through tissue culture or axillary bud meristems from germinating seed embryo axes like there is in At transformation.   This ,ales the Ar system ideal for testing against nematodes.

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Nematode screening can be conducted at Tennessee State University with nematode cultures provided from University of Tennessee / Tennessee Department of Agriculture Experiment station in Nashville.  Protocols for screening can follow those used for soybean in various laboratories in the US or Canada or those used for cowpeas in the University of California – Riverside.

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While we have not received any protocols per se from Univ. California, Evolutionary Genomics does have a close relationship with University of Wisconsin where the initial EG261 soybean constructs were screened for nematode resistance.

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One important aspect of the work is that we will be using local strains of nematodes rather than risking the cross-state importation of strains especially from the intensive vegetable growing areas of the west.  A strain source was found by Dr. Steve Bosc (UT-Knoxville nematologist but stationed in Nashville) in community gardens sampled in Davidson country (greater metro area) and is being multiplied currently for a project to screen tomato in the TSU-AREC station in Cheatham county.

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If we fail to isolate enough nematodes for our work from the local Nahsville soils described above we have been offered strains of both root knot nematode and soybean cyst nematode from Auburn University nematologist Prof. Kathy Lawrence.  Auburn university is well known in the southeast for screening soil samples from the region and identifying nematode species and strains.  They have been collaborators before of various HBCU schools and Extension centers including Alabama A&M as well as Virginia State University.

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Finally, two other nematologists have been identified in the state of Tennessee, one at Univ. of Tenn.-Knoxville (Ernie Bernard) and one at Univ. of Tenn.-Martin (Heather Kelly Young).

2)

Laboratory Work

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From the above we can see that we have the contacts and strains almost in hand to begin the work of nematode screening should this part of the amendment to the project be approved.

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Currently Steve Bost (UT-Elllington) is increasing root knot nematode strain from a local community vegetable garden in Nashville in his greenhouses on mineral soil.

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This RKN nematode strain will be revived by growing in a 1:1 soil to sand mixture with Tomato and Okra which are very susceptible plants.

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Once the nematodes are ready the soil can be frozen or used immediately to infect the Agrobacterium rhizogenes hairy root transformed plants.

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We will use the variety Bush Blue Lake (BBL) for all this work as it is the most commonly grown Asgrow derived variety of snap beans in the United States and in Tennessee especially where snap beans are more important than dry beans.

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The transformed hairy root BBL plants will be transferred from selective media to sterile soil in four inch diameter pots (useful for full expression of hairy roots).

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We will infect the rhizospheres of the hairy root transformed BBL plants with approximately 2000 or 3000 adult nematodes from the nematode increase.

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The infested plants of approximately three or four weeks of age (A. rhizogenes often delays development as more resources go to roots than to stems) will be placed in an incubator / growth chamber set for ideal above ground growth (18 ⁰C night / 24 ⁰C day)

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Six weeks after infestation we will count the egg masses on the root system in the form of white cysts occupying cross-sections of the roots.

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An alternative method of infestation is to isolate the nematode eggs which can be purified by the NaOCl method.

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Dr. Matthew Blair has obtained A. rhizogenes K599 strain from collaborators Dr. Federico Sanchez and Carmen Quinto along with the methodology for hairy root transformation which is already published.   The transformation vector used by these colleagues was based on a moficiation of pCAMBIA1305.1 (Genbank: AF354045).

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We have also requested the entire set of pCAMBIA vectors from Australia and are being guided to US labs that still carry the publically available vectors since they are now not being maintained in CAMBIA , Australia.

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To start off with we are already inserting the EG261 gene into the transformation cassette with an adaptor approach that replaces the GFP protein of the original construct with this new gene of interest

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When functioning the EG261 gene will run off of a 35S CaMV promoter in the hairy root system.

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Growth chamber screening will also have the advantage of little movement of the transformed plants as the growth chambers are located within a pair of doors of the transformation hoods and in specialized facility inside the new Agricultural Biotechnology Building.

Personnel, Equipment and Supplies:

For the transformation work and testing of transformed root systems we will use the facilities of the new Agricultural Biotechnology building.  These include the laboratory assigned to Dr. Blair as well as adjacent lab collaboration with Dr. Zhou who has worked with transformed plants before.  Between the two labs is a specialized tissue culture room with two growth chambers, two bacterial shakers and two transfer hoods.  In terms of personnel, we have the same people as described with Dr. RenFeng Xue as our main researcher together with Dr. Matthew Blair plus access to the University of Tennessee and Department of Agriculture experiment station in Nashville (Ellington Station) where Dr. Steve Bost, a well-known nematologist is located.

Research assistants Ms. Abimbola Allison and Mr. Trevor Johnston are based in the lab as well as the field but can help with the nematode screen.  A work study student can be hired for tissue culture work.  Currently, two work study students have been identified and one is a careful engineering student who would like a biological project to diversify his portfolio.  This student (Mr. Tarence Rice) is only a sophomore so he has plenty of time to carry out the project.  Nematode counts can be carried out with an optical microscope in the lab of Dr. Margaret Mmbaga and gene confirmation can be done if the green fluorescent protein tag is left with the EG261 gene constructs as the neighboring lab has a Meta confocal microscope attached to an Axiovert 200M image capture system for analysis of the hairy roots.  An ABI7300 qPCR machine is available for gene expression studies.